Safehold

Press Release

Safehold Closes $180 Million Ground Lease in New York City

NEW YORK, December 23, 2019

Safehold Inc. (NYSE: SAFE) has closed on the previously announced $180 million Safehold™ ground lease under the office property at 685 Third Avenue in New York City.

"We are happy to close out this record-breaking year with another core Safehold transaction, helping a strong institutional buyer acquire high quality real estate in a better, more efficient way," said Jay Sugarman, Chairman and Chief Executive Officer. "Delivering better capital and enabling building owners to generate better returns with less risk, is our guiding mission, and we look forward to bringing our unique capabilities to more building owners and acquirers around the country in 2020."

685 Third Avenue is a 31-story, 639K SF office building in Manhattan's Grand Central submarket. The building is one block from Grand Central terminal with access to the Metro-North Commuter Rail and to the 4, 5, 6, and 7 subway lines. The property has an attractive footprint, occupying the entire city blockfront and has undergone significant capital improvements since 2004.



Photo: 685 Third Ave.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Customer Contact:

Tim Doherty
Executive Vice President
Co-Head of Investments
T: 212.930.9433
E: tdoherty@istar.com

Investor Relations Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@safeholdinc.com